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                              [Letterhead of PSE&G]


                                                                    June 6, 2003

               AGREEMENT BY VARIOUS PARTIES IN PSE&G ELECTRIC RATE
                     PROCEEDINGS WOULD RESULT, IF APPROVED,
                     IN MODEST 3.7% INCREASE FOR CUSTOMERS

                      Rates for all major customer classes
                         would be lower than 1999 levels


         PSE&G signed an agreement today with various parties that provides for $170 million in additional electric distribution revenues to settle the company's electric base case proceeding.

         The agreement was filed today with the Office of Administrative Law. It must be approved by the administrative law judge assigned to the case and, if approved, sent to the Board of Public Utilities (BPU) for its own review and decision. In addition to PSE&G, the agreement was signed by Independent Energy Producers of New Jersey, New Jersey Transit and Gerdau Ameristeel. The agreement was not signed by the staff of the BPU and the Ratepayer Advocate.

         The settlement among the parties also includes decreases of $238 million in various components of a customer's bill. Associated with these decreases, under terms of the settlement, PSE&G would write off approximately $31 million after taxes, which represents the resolution of various issues associated with the four-year restructuring of the energy industry in New Jersey. The majority of this one-time charge would not impact income from continuing operations.

         The net effect of these two aspects of the agreement would be a rate decrease of 1.8 percent on customer bills.

         However, if approved, these changes would coincide with the August 1st expiration of bill discounts that customers received as a result of New Jersey's Electric Discount and Energy Competition Act (EDECA). The expiring bill discounts - which were phased in since 1999 - are a primary reason rates would rise from current levels on August 1st.

         As a result of these rate changes, if approved, and the expiring discounts, customer bills on August 1, 2003 would increase 3.7 percent under the terms of the settlement.

         This increase does not reflect new rates for Basic Generation Service
(BGS) energy supply, which were established through a competitive auction in February, as mandated by




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EDECA. Even when combined with charges for BGS, the proposed electric rates would result in average customer bills slightly lower than 1999 levels.

         PSE&G last May had filed for $250 million in additional distribution revenues primarily to recover the substantial investment in its electric system since 1993, the last time the company received approval to raise base rates. The company's last update in the current case supported an increase of $298 million.

         "On balance, today's agreement would resolve the outstanding issues resulting from the four-year transition period," said Thomas M. O'Flynn, chief financial officer of Public Service Enterprise Group (PSEG), the parent of PSE&G. "However, this agreement - if approved by the BPU -- would challenge us to find additional efficiencies while maintaining our high reliability standards."

         PSE&G's ability to minimize deferred energy supply costs during the transition has enabled the company to keep rates at levels below what they were in 1999. "There are not many goods or services that cost less today than in 1999," O'Flynn said. "That's a reasonable outcome for consumers." In the four years since deregulation began, PSE&G customers also have received $1.4 billion in bill discounts.


         O'Flynn said other key components of the agreement include:

          o New rates would be effective August 1, 2003, coincident with the expiration of 13.7 percent customer discounts.

          o    Return on equity is set at 9.75 percent.

          o    Depreciation is set at 2.75 percent.

          o An annual rate credit of $64 million due to the amortization of excess depreciation reserves will expire on December 31, 2005.

          o Electric customers will no longer pay $30 million annually in nuclear decommissioning charges. This responsibility will now be assumed by nuclear plant operators.

          o The company will petition the BPU to securitize approximately $143 million in after-tax deferred BGS costs, incurred in the fourth year of restructuring, over a 15-year period -- minimizing the impact on customer bills.

          o The average residential customer who uses 580 kwh of electricity a month will pay about $8 more per month, including charges for BGS energy supply, on August 1 than they do today.

          o The company has agreed not to file a petition to increase base rates before January 1, 2006.



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                            FORWARD-LOOKING STATEMENT

         Readers are cautioned that statements contained in this press release about our and our subsidiaries' future performance, including future revenues, earnings, strategies, prospects and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance they will be achieved. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the effects of weather; the performance of generating units and transmission systems; the availability and prices for oil, gas, coal, nuclear fuel and electricity; changes in the markets for electricity and other energy-related commodities; changes in the number of participants and the risk profile of such participants in the energy marketing and trading business; the effectiveness of our risk management and internal controls systems; the effects of regulatory decisions and changes in law; changes in competition in the markets we serve; the ability to recover regulatory assets and other potential stranded costs; the outcomes of litigation and regulatory proceedings or inquiries; the timing and success of efforts to develop domestic and international power projects; conditions of the capital markets and equity markets; advances in technology; changes in accounting standards; changes in interest rates and in financial and foreign currency markets generally; the economic and political climate and growth in the areas in which we conduct our activities; and changes in corporate strategies. For further information, please refer to our Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. These documents address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this release. In addition, any forward-looking statements included herein represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our estimates change, unless otherwise required by applicable securities laws.

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